Global Crossing Announces
Third Quarter 2008 Financial Results

  Consolidated revenue grew for the tenth consecutive quarter.
  "Invest and grow" revenue improved 17 percent year over year and 3 percent sequentially to $560 million.
  Consolidated revenue grew 12 percent year over year and 2 percent sequentially to $667 million.
  "Invest and grow" adjusted gross margin improved 19 percent year over year and 3 percent sequentially to $344 million.
  Adjusted cash EBITDA grew 14 percent sequentially to $88 million.

FOR IMMEDIATE RELEASE: WEDNESDAY, NOVEMBER 5, 2008

Florham Park, N.J. -- Global Crossing (NASDAQ: GLBC), a leading global IP solutions provider, today reported its unaudited consolidated financial and operational results for the third quarter of 2008.

Summary

Global Crossing's consolidated revenue grew 12 percent year over year to $667 million for the third quarter of 2008, and adjusted gross margin was $357 million or 54 percent of revenue. Revenue from the company's "invest and grow" category - that part of the business focused on serving global enterprises and carrier customers, excluding wholesale voice - increased 17 percent year over year to $560 million. Adjusted cash EBITDA was $88 million, and the company generated $84 million in cash from operating activities. As of September 30, 2008, Global Crossing had $380 million of cash and cash equivalents, including a $28 million improvement in unrestricted cash and cash equivalents to $346 million. Adjusted cash EBITDA and adjusted gross margin are non-GAAP measures that are defined and reconciled below.

"We delivered another quarter of solid financial results. We also booked record new orders and our attrition remained unchanged despite a challenging macroeconomic environment," said John Legere, Global Crossing's chief executive officer.  "As companies increase their focus on reducing costs and conserving cash in this environment, our products and solutions are helping CIOs reduce their outlay for the essential IT and telecommunications services their companies rely upon."

Revenue and Margin

Global Crossing generated total consolidated revenue of $667 million, despite an unfavorable $5 million foreign exchange impact in the third quarter of 2008 as compared to the second quarter. Consolidated revenue was $653 million in the second quarter of 2008 and $594 million in the third quarter of 2007. During the quarter, the company's "invest and grow" category generated revenue of $560 million, an increase of $14 million or 3 percent sequentially and an increase of $83 million or 17 percent year over year.

On a segment basis, "Rest of World" (ROW) reported $289 million of "invest and grow" revenue, an improvement of $9 million or 3 percent sequentially and $44 million or 18 percent year-over-year. GC Impsat segment generated "invest and grow" revenue of $122 million, a sequential increase of $6 million or 5 percent and $27 million or 28 percent year over year. The company's GCUK segment reported $152 million in "invest and grow" revenue, a reduction of $2 million or 1 percent sequentially and a year over year increase of $11 million or 8 percent. On a constant currency basis, GCUK revenue would have grown 1 percent sequentially.

The company continues to manage its wholesale voice business for margin. This business generated $106 million of revenue in the quarter, flat with the second quarter of 2008 and a decrease of $9 million year over year. Wholesale voice adjusted gross margin was $12 million in the quarter, flat compared to the prior quarter.

The company's order levels remained healthy, a key indicator of continuing strength in customer demand for the company's services. New orders in the third quarter reached a record average of $4.4 million in monthly recurring revenue compared to $4.0 million in the second quarter of 2008 and $4.0 million in the third quarter of 2007.

For the quarter, Global Crossing reported consolidated adjusted gross margin of $357 million or 54 percent of revenue. This compares with $347 million or 53 percent in the second quarter of 2008 and $306 million or 52 percent in the third quarter of 2007. The company's "invest and grow" business generated $344 million of adjusted gross margin or 61 percent of revenue during the third quarter of 2008. This compares with "invest and grow" adjusted gross margin of $334 million or 61 percent in the second quarter of 2008 and $289 million or 61 percent in the third quarter of 2007.

Costs

Cost of access expense for the third quarter was $310 million, compared with $306 million for the second quarter of 2008 and $288 million for the third quarter of 2007. Cost of access expense increased by $4 million on a sequential basis on consolidated revenue growth of $14 million.

Cost of revenue -- which includes cost of access; technical real estate, network and operations; third-party maintenance; and cost of equipment sales -- increased to $472 million in the third quarter, compared with $464 million in the second quarter of 2008 and $435 million in the third quarter of 2007. Cost of revenue as a percentage of revenue totaled 71 percent during the quarter. This compares with 71 percent in the second quarter of 2008 and 73 percent in the third quarter of 2007.

Excluding cost of access, cost of revenue was $162 million in the third quarter of 2008, compared with $158 million in the second quarter of 2008 and $147 million in the third quarter of 2007. The majority of the third quarter sequential increase was due to higher utility charges. The year-over-year increase is primarily attributable to higher maintenance and equipment costs, as well as higher facilities rent and utilities expense, partially driven by the company's European collocation business. Excluding cost of access, cost of revenue as a percentage of revenue totaled 24 percent during the quarter. This compares with 24 percent in the second quarter of 2008 and 25 percent in the third quarter of 2007.

Sales, general and administrative (SG&A) expenses were $125 million in the third quarter, a decline of $8 million on a sequential basis and an increase of $27 million compared to the third quarter of 2007. The sequential improvement was primarily driven by a reduction in accruals for stock-based incentive compensation and to a lesser degree, lower restructuring costs. The year-over-year variance was primarily due to a $10 million increase in compensation costs and the $11 million real estate restructuring reserve reversal reflected in the year-ago period. As a percentage of revenue, SG&A was 19 percent, compared to 20 percent in the second quarter of 2008. In the third quarter of 2007, as a percentage of revenue, SG&A was 16 percent, reflecting the impact of the aforementioned real estate restructuring reserve reversal.

Earnings
Global Crossing reported adjusted cash EBITDA of $88 million in the third quarter of 2008, compared with $77 million in the prior quarter. In the third quarter of 2007, adjusted cash EBITDA was $74 million, including the $11 million real estate restructuring reserve reversal.

For the third quarter of 2008, ROW, GCUK and GC Impsat segments contributed $7 million, $39 million and $42 million of adjusted cash EBITDA, respectively.

The company's adjusted cash EBITDA was unfavorably impacted by $1 million sequentially due to foreign exchange movements in the third quarter. "The local nature of our global service delivery operations provides a substantial natural hedge in terms of flow through impact to our adjusted cash EBITDA," said John Kritzmacher, Global Crossing's chief financial officer.

Global Crossing's consolidated net loss applicable to common shareholders was $71 million for the third quarter of 2008, compared with a loss of $89 million in the second quarter of 2008 and the third quarter of 2007.

Cash and Liquidity

As of September 30, 2008, Global Crossing had $380 million of cash and cash equivalents, compared to $377 million at June 30, 2008. The company reported an increase in unrestricted cash of $28 million in the third quarter compared to a cash use of $44 million in the second quarter of 2008 and $93 million in the third quarter of 2007. The company's increase in unrestricted cash and cash equivalents of $28 million included an $11 million unfavorable impact associated with currency translation on unrestricted cash in the third quarter, offset by the release of $22 million in restricted cash reserves in accordance with the performance requirements under the GC Impsat bond indenture. Included in the cash and cash equivalent balances was $34 million and $59 million of restricted cash and cash equivalents, respectively.

Cash flow provided by operating activities for the third quarter of 2008 was $84 million, including $24 million in cash interest paid and $42 million in proceeds from the sale of Indefeasible Rights of Use (IRUs) and prepaid services. The company used $68 million for capital expenditures, including principal payments on capital leases and capital debt.

Note regarding GC Chile transfer

During the third quarter, Global Crossing transferred its GC Chile operations from its ROW segment to its GC Impsat segment and in accordance with SFAS No. 141, "Business Combinations," since the transfer was between entities under common control, the company is required to retroactively restate its GC Impsat segment results to include GC Chile in those results and similarly remove GC Chile from its ROW segment results for all periods presented.

Guidance

The following table is provided for informational purposes only and represents the company's 2008 guidance as provided on March 12, 2008.

Metric	2008 Guidance
($ in millions)
Revenue	$2,570 - $2,675
Adjusted Cash EBITDA	$320 - $380
Cash Use	($85) - ($35)

Non-GAAP Metrics

Pursuant to the Securities and Exchange Commission's (SEC's) Regulation G, the attached schedules include definitions of Global Crossing's adjusted cash EBITDA and adjusted gross margin measures, as well as reconciliations of such measures to the most directly comparable financial measures calculated and presented in accordance with U.S. Generally Accepted Accounting Principles (U.S. GAAP).

Conference Call
The company will hold a conference call on Thursday, November 6, 2008, at 9:00 a.m. EST to discuss its financial results. The call may be accessed by dialing +1 212 346 6520 or +44 (0) 870 001 3135. Callers are advised to access the call 15 minutes prior to the start time. A Webcast with presentation slides will be available at http://investors.globalcrossing.com/events.cfm.

A replay of the call will be available on Thursday, November 6, 2008, beginning at 11:00 a.m. EST and will be accessible until Thursday, November 13, 2008, at 11:00 a.m. EST.  To access the replay, North American callers should dial +1 402 977 9140 or +1 800 633 8284 and enter reservation number 21397983. Callers in the United Kingdom should dial +44 (0) 870 000 3081 or (0) 800 692 0831 and enter reservation number 21397983.

ABOUT GLOBAL CROSSING

Global Crossing (NASDAQ: GLBC) is a leading global IP solutions provider with the world's first integrated global IP-based network.  The company offers a full range of secure data, voice, and video products to approximately 40 percent of the Fortune 500, as well as to 700 carriers, mobile operators and ISPs. It delivers services to more than 690 cities in more than 60 countries and six continents around the globe.

Website Access to Company Information

Global Crossing maintains a corporate website at www.globalcrossing.com, and you can find additional information about the company through the Investors pages on that website at http://investors.globalcrossing.com. Global Crossing utilizes its website as a channel of distribution of important information about the company. Global Crossing routinely posts financial and other important information regarding the company and its business, financial condition and operations on the Investors web pages.

Visitors to the Investors web pages can view and print copies of Global Crossing's SEC filings, including periodic and current reports on Forms 10-K, 10-Q and 8-K, as soon as reasonably practicable after those filings are made with the SEC. Copies of the charters for each of the standing committees of Global Crossing's Board of Directors, its Corporate Governance Guidelines, Ethics Policy, press releases and analysts presentations are all available through the Investors web pages.

Please note that the information contained on any of Global Crossing's websites is not incorporated by reference in, or considered to be a part of, any document unless expressly incorporated by reference therein.

# # #

This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties that could cause the actual results to differ materially, including: Global Crossing's history of substantial operating losses and the fact that, in the near term, funds from operations will not satisfy cash requirements; legal and contractual restrictions on the inter-company transfer of funds by the company's subsidiaries; the company's ability to continue to connect its network to incumbent carriers' networks or maintain Internet peering arrangements on favorable terms; the consequences of any inadvertent violation of the company's Network Security Agreement with the U.S. Government; increased competition and pricing pressures resulting from technology advances and regulatory changes; competitive disadvantages relative to competitors with superior resources; political, legal and other risks due to the company's substantial international operations; risks associated with movements in foreign currency exchange rates; potential weaknesses in internal controls of acquired businesses, and difficulties in integrating internal controls of those businesses with the company's own internal controls; the concentration of revenue in a limited number of customers, and the rights of such customers to terminate their contracts or to simply cease purchasing services thereunder; exposure to contingent liabilities; and other risks referenced from time to time in the company's and Impsat's filings with the Securities and Exchange Commission. Global Crossing undertakes no duty to update information contained in this press release or in other public disclosures at any time.

CONTACT GLOBAL CROSSING:

Press Contacts

Michael Schneider

+ 1 973 937 0146

Michael.Schneider@globalcrossing.com

Analysts/Investors Contact

Suzanne Lipton

+ 1 800 836 0342

glbc@globalcrossing.com

Antonio Suarez

+1 973 937 0233

Antonio.Suarez@globalcrossing.com

IR/PR1

6 PAGES OF FINANCIAL INFORMATION TO FOLLOW

Global Crossing Limited and Subsidiaries															Table 1
Unaudited Summary of Consolidated Revenues, Cost of Access, and Adjusted Gross Margin
($ in millions)

	Quarter Ended September 30, 2008					Quarter Ended June 30, 2008					Quarter Ended September 30, 2007
	GCUK	GC Impsat	ROW[1]	Eliminations	Total	GCUK	GC Impsat	ROW[1]	Eliminations	Total	GCUK	GC Impsat	ROW[1]	Eliminations	Total
							(as restated2)	(as restated2)	(as restated2)			(as restated2)	(as restated2)	(as restated2)
Revenues:
Enterprise, carrier data and indirect channels	$ 152	$ 121	$ 287	$ -	$ 560	$ 154	$ 113	$ 279	$ -	$ 546	$ 141	$ 93	$ 243	$ -	$ 477
Wholesale voice	3	3	100	-	106	3	2	101	-	106	3	2	110	-	115
Other	-	-	1	-	1	-	-	1	-	1	-	-	2	-	2
Intersegment revenue	-	1	2	(3)	-	-	3	1	(4)	-	-	2	2	(4)	-
Consolidated revenues	$ 155	$ 125	$ 390	$ (3)	$ 667	$ 157	$ 118	$ 382	$ (4)	$ 653	$ 144	$ 97	$ 357	$ (4)	$ 594

Cost of access:
Enterprise, carrier data and indirect channels	$ (45)	$ (24)	$ (147)	$ -	$ (216)	$ (46)	$ (25)	$ (141)	$ -	$ (212)	$ (38)	$ (24)	$ (126)	$ -	$ (188)
Wholesale voice	(3)	(2)	(89)	-	(94)	(2)	(2)	(90)	-	(94)	(2)	(1)	(96)	-	(99)
Other	-	-	-	-	-	-	-	-	-	-	-	-	(1)	-	(1)
Intersegment cost of access	-	(2)	(1)	3	-	-	(1)	(2)	3	-	-	(2)	(2)	4	-
Consolidated cost of access	$ (48)	$ (28)	$ (237)	$ 3	$ (310)	$ (48)	$ (28)	$ (233)	$ 3	$ (306)	$ (40)	$ (27)	$ (225)	$ 4	$ (288)

Adjusted Gross Margin:
Enterprise, carrier data and indirect channels	$ 107	$ 97	$ 140	$ -	$ 344	$ 108	$ 88	$ 138	$ -	$ 334	$ 103	$ 69	$ 117	$ -	$ 289
Wholesale voice	-	1	11	-	12	1	-	11	-	12	1	1	14	-	16
Other	-	-	1	-	1	-	-	1	-	1	-	-	1	-	1
Intersegment adjusted gross margin	-	(1)	1	-	-	-	2	(1)	(1)	-	-	-	-	-	-
Consolidated adjusted gross margin	$ 107	$ 97	$ 153	$ -	$ 357	$ 109	$ 90	$ 149	$ (1)	$ 347	$ 104	$ 70	$ 132	$ -	$ 306

1Rest of World (ROW) represents operations of Global Crossing Limited and subsidiaries excluding Global Crossing (UK) Telecommunications Ltd. and subsidiaries (GCUK) and GC Impsat Holdings I Plc and subsidiaries (GC Impsat).

2In May 2008 and August 2008, Global Crossing Limited transferred its GC Brazil and GC Chile operations, respectively, from the ROW Segment to the GC Impsat Segment. Since the transfer is between entities under common control, the Company has retroactively restated GC Impsat's results to include the GC Brazil and GC Chile operations and removed the GC Brazil and GC Chile operations from ROW's results for all periods presented.

Definition: Adjusted gross margin is revenue minus cost of access. See Table 4 for the reconciliation of adjusted gross margin to gross margin.

Global Crossing Limited and Subsidiaries															Table 2
Unaudited Consolidated Statements of Operations
($ in millions)

	Quarter Ended September 30, 2008					Quarter Ended June 30, 2008					Quarter Ended September 30, 2007
	GCUK	GC Impsat	ROW[1]	Eliminations	Total	GCUK	GC Impsat	ROW[1]	Eliminations	Total	GCUK	GC Impsat	ROW[1]	Eliminations	Total
							(as restated2)	(as restated2)	(as restated2)			(as restated2)	(as restated2)	(as restated2)
REVENUE	$ 155	$ 125	$ 390	$ (3)	$ 667	$ 157	$ 118	$ 382	$ (4)	$ 653	$ 144	$ 97	$ 357	$ (4)	$ 594
Cost of revenue
Cost of access	(48)	(28)	(237)	3	(310)	(48)	(28)	(233)	3	(306)	(40)	(27)	(225)	4	(288)
Real estate, network and operations	(25)	(15)	(69)	-	(109)	(24)	(18)	(66)	1	(107)	(26)	(13)	(64)	-	(103)
Third party maintenance	(7)	(6)	(15)	-	(28)	(9)	(4)	(15)	-	(28)	(9)	(5)	(12)	-	(26)
Cost of equipment sales	(18)	(3)	(4)	-	(25)	(17)	(3)	(3)	-	(23)	(13)	(1)	(4)	-	(18)
Total cost of revenue	(98)	(52)	(325)	3	(472)	(98)	(53)	(317)	4	(464)	(88)	(46)	(305)	4	(435)
Selling, general and administrative	(20)	(33)	(72)	-	(125)	(22)	(34)	(77)	-	(133)	(17)	(26)	(55)	-	(98)
Depreciation and amortization	(22)	(20)	(42)	-	(84)	(21)	(22)	(41)	-	(84)	(24)	(14)	(35)	-	(73)
OPERATING INCOME (LOSS)	15	20	(49)	-	(14)	16	9	(53)	-	(28)	15	11	(38)	-	(12)
OTHER INCOME (EXPENSE)
Interest expense, net	(14)	(8)	(18)	-	(40)	(16)	(10)	(17)	-	(43)	(15)	(7)	(24)	-	(46)
Other income (expense), net	(17)	(9)	1	-	(25)	1	4	3	-	8	2	6	(24)	-	(16)
INCOME (LOSS) BEFORE REORGANIZATION ITEMS, NET AND INCOME TAXES	(16)	3	(66)	-	(79)	1	3	(67)	-	(63)	2	10	(86)	-	(74)
Net gain on preconfirmation contingencies	-	4	1	-	5	-	-	4	-	4	-	-	2	-	2
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE BENEFIT (PROVISION) FOR INCOME TAXES	(16)	7	(65)	-	(74)	1	3	(63)	-	(59)	2	10	(84)	-	(72)
Benefit (provision) for income taxes	-	2	2	-	4	(1)	(12)	(16)	-	(29)	(1)	(3)	(12)	-	(16)
NET INCOME (LOSS)	(16)	9	(63)	-	(70)	-	(9)	(79)	-	(88)	1	7	(96)	-	(88)
Preferred stock dividends	-	-	(1)	-	(1)	-	-	(1)	-	(1)	-	-	(1)	-	(1)
INCOME (LOSS) APPLICABLE TO COMMON SHAREHOLDERS	$ (16)	$ 9	$ (64)	$ -	$ (71)	$ -	$ (9)	$ (80)	$ -	$ (89)	$ 1	$ 7	$ (97)	$ -	$ (89)

1Rest of World (ROW) represents operations of Global Crossing Limited and subsidiaries excluding Global Crossing (UK) Telecommunications Ltd. and subsidiaries (GCUK) and GC Impsat Holdings I Plc and subsidiaries (GC Impsat).

2In May 2008 and August 2008, Global Crossing Limited transferred its GC Brazil and GC Chile operations, respectively, from the ROW Segment to the GC Impsat Segment. Since the transfer is between entities under common control, the Company has retroactively restated GC Impsat's results to include the GC Brazil and GC Chile operations and removed the GC Brazil and GC Chile operations from ROW's results for all periods presented.

Pursuant to the SEC's Regulation G, the following table provides a reconciliation of Adjusted Cash EBITDA, which is considered a non-GAAP (Generally Accepted Accounting Principles) financial metric, to income (loss) applicable to common shareholders, which is the most directly comparable GAAP measure. Global Crossing's calculation of its Adjusted Cash EBITDA measure may not be consistent with EBITDA measures of other companies. Management believes that Adjusted Cash EBITDA is a relevant indicator of operating performance, especially in a capital-intensive industry such as telecommunications. Adjusted Cash EBITDA is an important aspect of the company's internal reporting and is also used by the investment community in assessing financial performance. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations.

Global Crossing Limited												Table 3
Unaudited Reconciliation of Adjusted Cash EBITDA to Net Loss Applicable to Common Shareholders
($ in millions)

	Quarter Ended September 30, 2008				Quarter Ended June 30, 2008				Quarter Ended September, 2007
	GCUK	GC Impsat	ROW[1]	Total	GCUK	GC Impsat	ROW[1]	Total	GCUK	GC Impsat	ROW[1]	Total
						(as restated2)	(as restated2)			(as restated2)	(as restated2)
Adjusted Cash EBITDA	$ 39	$ 42	$ 7	$ 88	$ 39	$ 34	$ 4	$ 77	$ 40	$ 26	$ 8	$ 74
Non-cash stock compensation expense	(2)	(2)	(14)	(18)	(2)	(3)	(16)	(21)	(1)	(1)	(11)	(13)
Depreciation and amortization	(22)	(20)	(42)	(84)	(21)	(22)	(41)	(84)	(24)	(14)	(35)	(73)
Interest expense, net	(14)	(8)	(18)	(40)	(16)	(10)	(17)	(43)	(15)	(7)	(24)	(46)
Other income (expense), net	(17)	(9)	1	(25)	1	4	3	8	2	6	(24)	(16)
Net gain on preconfirmation contingencies	-	4	1	5	-	-	4	4	-	-	2	2
Benefit (provision) for income taxes	-	2	2	4	(1)	(12)	(16)	(29)	(1)	(3)	(12)	(16)
Preferred stock dividends	-	-	(1)	(1)	-	-	(1)	(1)	-	-	(1)	(1)
Income (loss) applicable to common shareholders	$ (16)	$ 9	$ (64)	$ (71)	$ -	$ (9)	$ (80)	$ (89)	$ 1	$ 7	$ (97)	$ (89)

1Rest of World (ROW) represents operations of Global Crossing Limited and subsidiaries excluding Global Crossing (UK) Telecommunications Ltd. and subsidiaries (GCUK) and GC Impsat Holdings I Plc and subsidiaries (GC Impsat).

2In May 2008 and August 2008, Global Crossing Limited transferred its GC Brazil and GC Chile operations, respectively, from the ROW Segment to the GC Impsat Segment. Since the transfer is between entities under common control, the Company has retroactively restated GC Impsat's results to include the GC Brazil and GC Chile operations and removed the GC Brazil and GC Chile operations from ROW's results for all periods presented.

Definition: Adjusted cash EBITDA is earnings before interest, taxes, depreciation and amortization, other income/(expense), net, net gain on pre-confirmation contingencies, preferred stock dividends and non-cash stock compensation.

Pursuant to the SEC's Regulation G, the following table provides reconciliation of adjusted gross margin, which is considered a non-GAAP financial metric, to gross margin, which is the most directly comparable GAAP measure. Management believes that adjusted gross margin is a relevant indicator of operating performance since it links revenue lines with the largest and most directly related costs incurred to generate such revenue. Adjusted Gross Margin should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations.

Global Crossing Limited and Subsidiaries															Table 4
Unaudited Reconciliation of Adjusted Gross Margin to Gross Margin
($ in millions)

	Quarter Ended September 30, 2008					Quarter Ended June 30, 2008					Quarter Ended September 30, 2007
	GCUK	GC Impsat	ROW[1]	Eliminations	Total	GCUK	GC Impsat	ROW[1]	Eliminations	Total	GCUK	GC Impsat	ROW[1]	Eliminations	Total
							(as restated2)	(as restated2)	(as restated2)			(as restated2)	(as restated2)	(as restated2)
Adjusted gross margin	$ 107	$ 97	$ 153	$ -	$ 357	$ 109	$ 90	$ 149	$ (1)	$ 347	$ 104	$ 70	$ 132	$ -	$ 306
Real estate, network and operations	(25)	(15)	(69)	-	(109)	(24)	(18)	(66)	1	(107)	(26)	(13)	(64)	-	(103)
Third party maintenance	(7)	(6)	(15)	-	(28)	(9)	(4)	(15)	-	(28)	(9)	(5)	(12)	-	(26)
Cost of equipment sales	(18)	(3)	(4)	-	(25)	(17)	(3)	(3)	-	(23)	(13)	(1)	(4)	-	(18)
Gross margin	$ 57	$ 73	$ 65	$ -	$ 195	$ 59	$ 65	$ 65	$ -	$ 189	$ 56	$ 51	$ 52	$ -	$ 159

1Rest of World (ROW) represents operations of Global Crossing Limited and subsidiaries excluding Global Crossing (UK) Telecommunications Ltd. and subsidiaries (GCUK) and GC Impsat Holdings I Plc and subsidiaries (GC Impsat).

2In May 2008 and August 2008, Global Crossing Limited transferred its GC Brazil and GC Chile operations, respectively, from the ROW Segment to the GC Impsat Segment. Since the transfer is between entities under common control, the Company has retroactively restated GC Impsat's results to include the GC Brazil and GC Chile operations and removed the GC Brazil and GC Chile operations from ROW's results for all periods presented.

Definition: Adjusted gross margin is revenue minus cost of access.

Global Crossing Limited		Table 5
Condensed Consolidated Balance Sheets
($ in millions, except share and per share data)

	September 30,	December 31,
	2008	2007
	(unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$ 346	$ 397
Restricted cash and cash equivalents - current portion	21	18
Accounts receivable, net of allowances of $65 and $52	354	345
Prepaid costs and other current assets	134	121
Total current assets	855	881
Restricted cash and cash equivalents - long term	13	35
Property and equipment, net of accumulated depreciation of $836 and $664	1,397	1,467
Intangible assets, net (including goodwill of $169 and $158)	199	193
Other assets	78	91
Total assets	$ 2,542	$ 2,667

LIABILITIES:
Current liabilities:
Accounts payable	$ 309	$ 286
Accrued cost of access	109	107
Short term debt and current portion of long term debt	34	26
Accrued restructuring costs - current portion	16	17
Deferred revenue - current portion	157	164
Other current liabilities	418	395
Total current liabilities	1,043	995
Long term debt	1,208	1,249
Obligations under capital leases	102	123
Deferred revenue	301	262
Accrued restructuring costs	16	20
Other deferred liabilities	71	81
Total liabilities	2,741	2,730

SHAREHOLDERS' DEFICIT:
Common stock, 110,000,000 shares authorized, $.01 par value,
56,310,390 and 54,552,045 shares issued and outstanding as of
September 30, 2008 and December 31, 2007, respectively	1	1
Preferred stock with controlling shareholder, 45,000,000 shares authorized,
$.10 par value, 18,000,000 shares issued to controlling shareholder and outstanding	2	2
Additional paid-in capital	1,388	1,307
Accumulated other comprehensive loss	(32)	(42)
Accumulated deficit	(1,558)	(1,331)
Total shareholders' deficit	(199)	(63)
Total liabilities and shareholders' deficit	$ 2,542	$ 2,667

Global Crossing Limited		Table 6
Unaudited Condensed Consolidated Statements of Cash Flows
($ in millions)

	Nine Months Ended
	September 30,
	2008	2007

Cash flows provided by (used in) operating activities:
Net loss	$ (227)	$ (308)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Loss on sale of marketable securities	2	-
Gain on settlement of contracts due to Impsat acquisition	-	(27)
Non-cash inducement charge for conversion of debt	-	30
Non-cash income tax provision	24	31
Non-cash stock compensation expense	61	47
Depreciation and amortization	244	186
Provision for doubtful accounts	7	5
Amortization of prior period IRUs	(13)	(8)
Gain on preconfirmation contingencies	(9)	(2)
Change in long term deferred revenue	60	50
Change in operating working capital	(26)	(99)
Other	1	(14)
Net cash provided by (used in) operating activities	124	(109)

Cash flows provided by (used in) investing activities:
Purchases of property and equipment	(143)	(154)
Purchases of marketable securities	(11)	-
Proceeds from sale of property and equipment	4	-
Proceeds from sale of marketable securities	12	4
Payment for Impsat, net of cash acquired	-	(76)
Change in restricted cash and cash equivalents	18	(56)
Net cash used in investing activities	(120)	(282)

Cash flows provided by (used in) financing activities:
Proceeds from long term debt	7	597
Repayment of capital lease obligations	(44)	(30)
Repayment of long term debt	(12)	(249)
Proceeds from exercise of stock options	1	4
Finance costs incurred	-	(24)
Net cash flows provided by (used in) financing activities	(48)	298

Effect of exchange rate changes on cash and cash equivalents	(7)	3
Net decrease in cash and cash equivalents	(51)	(90)

Cash and cash equivalents, beginning of period	397	459
Cash and cash equivalents, end of period	$ 346	$ 369
Non-cash investing and financing activities:
Capital lease and debt obligations incurred	$ 34	$ 59
Conversion of debt, accrued interest and accrued consent fees to equity	$ -	$ 329
Accrued interest converted to convertible notes	$ -	$ 6